UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SAGA COMMUNICATIONS, INC.

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N/A

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING
May 14, 2007

To the Stockholders of
Saga Communications, Inc.

Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 14, 2007, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1) To elect directors for the ensuing year and until their successors are elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year 2007; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record on March 29, 2007 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 20, 2007

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders
May 14, 2007

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the board of directors to be used at the Annual Meeting of Stockholders to be held on May 14, 2007, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 29, 2007, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 20, 2007.

Stockholders attending the meeting may vote by ballot. However, since many stockholders may be unable to attend the meeting, the board of directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the meeting.

Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted “FOR” the election of each nominee for director (Proposal 1), and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 (Proposal 2).

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

As of March 29, 2007, we had outstanding and entitled to vote 17,805,944 shares of Class A Common Stock and 2,387,762 shares of Class B Common Stock.

In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect twenty-five percent, or two, of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining five directors. For Proposal 2, and any other matters to be voted on at the meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

If you withhold your vote with respect to the election of the directors or abstain from voting on Proposal 2, your shares will be counted for purposes of determining a quorum. However, votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. Abstentions on Proposal 2 will be treated as votes cast on the matter and therefore have the same effect as a vote against the proposal.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange (“NYSE”) rules. A broker non-vote may also occur if your broker fails to vote your shares for any reason. The election of directors and Proposal 2 are considered routine matters under the NYSE rules, so your bank or broker will have discretionary authority to vote your shares held in street name on those items. Broker non-votes will be treated as shares present for quorum purposes.

In some instances we may deliver only one copy of this proxy statement and the 2006 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2006 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Chief Financial Officer at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Common Stock, as of March 29, 2007, for (i) our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers, (ii) each of our directors, (iii) all of our current directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, MI 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown held by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes shares of Common Stock underlying options held by such person that are exercisable within 60 calendar days of March 29, 2007, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 29, 2007.

	Number of Shares				Percent of Class
Name	Class A		Class B		Class A	Class B

Donald J. Alt	40,833	(1)(2)	0		*	n/a
Brian W. Brady	7,872	(1)	0		*	n/a
Clarke R. Brown, Jr.	7,518	(1)	0		*	n/a
Samuel D. Bush	204,967	(1)	0		1.1%	n/a
Edward K. Christian	6,960		2,754,116	(3)	*	100%
Jonathan Firestone	24,039		0		*	n/a
Steven J. Goldstein	338,292	(1)	0		1.8%	n/a
Warren S. Lada	213,316	(1)	0		1.1%	n/a
Marcia K. Lobaito	111,535	(1)	0		*	n/a
Robert J. Maccini	9,867	(1)	0		*	n/a
Gary Stevens	12,007	(1)	0		*	n/a
All directors and officers as a group (12 persons)	1,085,602	(4)	2,754,116	(3)	5.5%	100%
T. Rowe Price Associates, Inc.	2,371,100	(5)	0		12.5%	n/a
FMR Corp.	1,809,800	(6)	0		9.6%	n/a
Columbia Wanger Asset Management, L.P.	1,700,000	(7)	0		9.0%	n/a
Avenir Corporation	1,225,492	(8)	0		6.5%	n/a
Noonday G.P. (U.S.), L.L.C	958,500	(9)			5.1%	n/a

*	Less than 1%.

(1)	Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 29, 2007: Mr. Alt, 5,115 shares; Mr. Brady, 5,340 shares; Mr. Brown, 4,542 shares; Mr. Bush, 182,522 shares; Mr. Firestone, 2,979 shares; Mr. Goldstein, 226,125 shares; Mr. Lada, 184,148 shares; Ms. Lobaito, 98,629 shares; Mr. Maccini, 2,813 shares; and Mr. Stevens, 3,000 shares. See “Outstanding Equity Awards at Fiscal Year-End.” Also includes the entire grant of restricted stock (Class A Common Stock) which vests in 20% increments annually

(i) commencing March 1, 2006 as follows: Mr. Bush, 5,120 shares; Mr. Goldstein, 6,249 shares; Mr. Lada, 5,120 shares; and Ms. Lobaito, 2,482 shares; and (ii) commencing March 1, 2007 as follows: Mr. Bush, 11,741 shares; Mr. Goldstein, 14,329 shares; Mr. Lada, 11,741 shares; and Ms. Lobaito, 5,719 shares.

(2)	This amount includes 29,079 shares held by Mr. Alt which are pledged as security for the repayment of an outstanding loan.

(3)	Includes 366,354 shares of Class B Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 29, 2007. Also includes the entire grant to Mr. Christian of 9,207 shares of restricted stock (Class B Common Stock) which vest in 20% increments annually commencing March 1, 2006 and 21,231 shares of restricted stock (Class B Common Stock) which vest in 20% increments annually commencing March 1, 2007.

(4)	Includes an aggregate of 812,234 shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 29, 2007. Also includes an aggregate of 69,910 shares of restricted stock (Class A Common Stock).

(5)	According to their most recent joint Schedule 13G on file with the SEC, T. Rowe Price Associates, Inc. (“Price Associates”) (an investment adviser) and T. Rowe Price Small Cap Value Fund, Inc. (an investment company) have sole voting power with respect to 846,600 and 1,456,000 shares, respectively, have sole dispositive power with respect to 2,371,100 and 0 shares, respectively, and have no shared voting or dispositive power. The principal address is 100 E. Pratt Street, Baltimore, MD 21202.

(6)	According to its most recent joint Schedule 13G on file with the SEC, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 1,809,800 shares as a result of acting as an investment advisor to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,809,800 shares. Fidelity is a wholly-owned subsidiary of FMR Corp, and members of the family of Edward D. Johnson, 3d are a controlling group with respect to FMR Corp. The principal address of FMR Corp is 82 Devonshire Street, Boston, MA 02109.

(7)	According to its most recent joint Schedule 13G on file with the SEC, Columbia Wanger Asset Management, L.P. (“CWAM”), has sole voting and dispositive power with respect to 1,700,000 shares held by Columbia Acorn Trust, a Massachusetts business trust, that is advised by CWAM. The principal address of CWAM is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(8)	According to its most recent Schedule 13D on file with the SEC, Avenir Corporation, an investment adviser, has sole voting and dispositive powers with respect to 1,225,492 shares. The principal address is 1725 K Street NW, Washington, D.C. 20006.

(9)	According to its most recent Schedule 13G on file with the SEC, Noonday G.P. (U.S.), L.L.C. and Noonday Asset Management, L.P., are subinvestment advisors to certain managed accounts and to the following funds: Noonday Capital Partners, L.L.C., Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P. and Farallon Capital Offshore Investors II, L.P. Together, the funds and managed accounts hold 958,500 shares of Class A Common Stock which are controlled by the subinvestment advisors and various other affiliates. The address of the principal business office of each of the Noonday subinvestment advisor entities and the Noonday individual reporting persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The address of the principal business office of each of the Reporting Persons other than the Noonday subinvestment-advisor entities, the Noonday individual reporting persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the five persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

All nominees are members of the present board of directors. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the board may select.

The Board recommends a vote “FOR” each of the following nominees.

Principal Occupation During
Name and Age	the Past Five Years	Director Since

Directors to be elected by holders of Class A Common Stock:
Clarke R. Brown, Jr., 66	President — Radio Division of Jefferson — Pilot Communications from 1993 to June 2005.	July 2004
Gary Stevens, 67	Managing Director, Gary Stevens & Co. (a media broker) since 1986. From 1977 to 1985, Mr. Stevens was CEO of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.	July 1995

Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Donald J. Alt, 61	Broadcasting investor, Chairman of Forever Radio Companies and Keymarket Communications since 1996 and 1999, respectively.	July 1997
Brian W. Brady, 48	President and Chief Executive Officer of Northwest Broadcasting and Eagle Creek Broadcasting since 1995 and 2002, respectively.	August 2002
Edward K. Christian, 62	President, Chief Executive Officer and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
Jonathan Firestone, 62	Marketing consultant since 2000; President and Chief Executive Officer of BBDO Minneapolis and director of BBDO, North America (advertising agency) from 1988 to 1999.	December 1992
Robert J. Maccini, 48	President, Signal Ventures Associates, Inc. d/b/a Media Services Group, Inc. (a media broker) since 1989.	March 2001

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our board of directors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations — Corporate Governance” page of our website at www.sagacommunications.com, and will be provided free of charge to any stockholder upon written request to our Secretary at our corporate headquarters.

We are a “controlled company” under the NYSE’s corporate governance listing standards because more than 50% of the combined voting power of our common stock (Class A and Class B shares) is held by Edward K. Christian, our President, CEO and Chairman. Mr. Christian owns approximately 60% of the combined voting power of our common stock (Class A and Class B shares) with respect to those matters on which Class B Common stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have our Compensation Committee be comprised solely of independent directors, and (iii) to have a Nominating/Corporate Governance Committee which is comprised solely of independent directors.

Board of Directors

Director Independence

Our board has determined that Donald Alt, Brian Brady, Clarke Brown, Jonathan Firestone, Robert Maccini and Gary Stevens, constituting a majority of the directors, are “independent” directors within the meaning of the rules of the NYSE and based on the board’s application of the standards of independence set forth in our Corporate Governance Guidelines. The board determined that the transactions relating to Mr. Maccini described under “Certain Business Relationships and Transactions with Directors and Management” do not constitute a material relationship with the Company because the primary transaction occurred approximately four years ago and the amounts involved are not significant. Also, the board determined that services provided to the Company in 2006 and currently in 2007 by an entity affiliated with Mr. Maccini also involve insignificant amounts and are, therefore, not material. In addition, the board determined that the transaction relating to Mr. Stevens described under “Certain Business Relationships and Transactions with Directors and Management” does not constitute a material relationship with the Company because the transaction occurred approximately three years ago and the transaction did not involve the payment of fees by the Company to Mr. Stevens.

Board Meetings; Presiding Director

Our board of directors held a total of six meetings during 2006. Each incumbent director attended at least 75% of the total number of meetings of the board and any committees of the board on which he served during 2006, which were held during the period that he served. None of the directors other than Mr. Christian and Mr. Brady attended last year’s annual stockholders’ meeting. The directors are not required to attend our annual stockholder meetings. The board has designated the chairman of the Finance and Audit Committee, Donald Alt, as the director to preside at regularly scheduled non-management executive sessions of the board.

Communications with the Board

Stockholders and interested parties may communicate with the board of directors or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attn: Presiding Director (or any individual director). The Chief Financial Officer or the corporate Secretary will receive the correspondence and forward it to the presiding director or to any individual director or directors to whom the communication is directed. The Chief Financial Officer and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for board attention, such individuals are authorized to direct such communication to the appropriate department. For example, stockholder requests for materials or information will be directed to investor relations personnel.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, along with the charters of the board’s committees, provide the framework under which we are governed. The Guidelines address the functions and responsibilities of our board of directors and provide a consistent set of principles for the board members and management to follow while performing their duties. The Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance listing requirements of the NYSE. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;

•	the duties and responsibilities of the board of directors and management;

•	regular meetings of the independent directors;

•	how persons are nominated by the board for election as directors;

•	limitations on board service;

•	the principles for determining director compensation;

•	the organization and basic function of board committees;

•	the annual compensation review of the CEO and other executive officers;

•	the board’s responsibility for maintaining a management succession plan;

•	director access to senior management and the ability of the board and its committees to engage independent advisors; and

•	the annual evaluation of the performance of the board and its committees.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Code addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code, as well as any waivers granted to any director or executive officer, will be disclosed on our website.

Board Committees and Their Functions

Our board of directors has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.

Finance and Audit Committee

The members of the Finance and Audit Committee are Messrs. Alt, Brady, Brown and Firestone. Mr. Alt is the Chairman of the Committee. The board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC and the listing standards of the NYSE, and has designated Mr. Alt as an “audit committee financial expert” as that term is defined in the SEC rules. The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by them; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under the revised written charter adopted by the board of directors in March 2005. The Finance and Audit Committee held five meetings in 2006. See “Finance and Audit Committee Report” below.

Compensation Committee

The Compensation Committee currently consists of Messrs. Alt, Brady, Brown, and Firestone, each of whom are independent under the listing standards of the NYSE. Mr. Firestone is the Chairman of the Committee. The Committee is responsible for determining the compensation of the chief executive officer (the “CEO”) without management present. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Committee, but the Committee decides the compensation to be paid to such executive officers. The Committee then submits a report of its determination of the compensation of the CEO and the other executive officers to the board of directors for its input.

The Compensation Committee is also responsible for administering our stock plans and our 2005 Incentive Compensation Plan (the “2005 Plan”), except to the extent that such responsibilities have been retained by the board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. This Committee operates pursuant to the written charter adopted by the board of directors in February 2004. The Compensation Committee held five meetings in 2006. See “Compensation Committee Report” below.

Director Nomination Process

The board of directors does not have a nominating committee. Rather, due to the size of the board and the board’s desire to be involved in the nomination process, the board as a whole identifies and evaluates each candidate for director, and will recommend a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Consideration of Director Nominees

In evaluating and determining whether to recommend a person as a candidate for election as a director, the board considers the qualifications set forth in our Corporate Governance Guidelines, which include relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies; independence pursuant to the guidelines set forth in the Corporate Governance Guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties and responsibilities as directors.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

The board may employ a variety of methods for identifying and evaluating director nominees. The board regularly assesses the size of the board, the need for particular expertise on the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director which may come to the board’s attention through current board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.

The board will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for Annual Meetings.” Following verification of the stockholder status of persons recommending candidates, the board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the board.

FINANCE AND AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements, an opinion on management’s assessment of internal control over financial reporting and an opinion on the effectiveness of internal control over financial reporting. The Committee’s responsibility is generally to monitor and oversee these processes.

In the performance of its oversight function, the Committee:

•	Met to review and discuss our audited financial statements for the year ended December 31, 2006 with our management and our independent auditors;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed the independent auditors’ independence with them;

While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting their audits.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Finance and Audit Committee
Donald Alt (Chair), Brian Brady, Clarke Brown and Jonathan Firestone

PROPOSAL 2 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee has appointed Ernst & Young LLP to be our independent auditors for the fiscal year ending December 31, 2007. Ernst & Young LLP has been our independent auditors since 1986. The Finance and Audit Committee appoints the independent auditors annually, and also reviews and pre-approves audit and permissible non-audit services performed by Ernst & Young LLP, as well as the fees paid to Ernst & Young LLP for such services.

Before appointing Ernst & Young LLP as our independent auditors to audit our books and accounts for the fiscal year ending December 31, 2007, the Finance and Audit Committee carefully considered that firm’s qualifications as our independent auditors. In its review of non-audit services and its appointment of Ernst & Young LLP, the Committee also considered whether the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The board is asking the stockholders to ratify the appointment of Ernst & Young LLP. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law the appointment will be ratified by a majority vote of the shares present in person or represented by proxy at the Annual Meeting. Although stockholder ratification of the appointment is not required, if the stockholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2008.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

The firm of Ernst & Young LLP has advised us that neither it nor any of its members has any direct financial interest in us as a promoter, underwriter, voting trustee, director, officer or employee.

Fees Paid to Ernst & Young LLP

The following table presents the fees paid by us for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2005 and 2006.

Fee Category	2005 Fees	2006 Fees

Audit fees	$616,000	$555,916
Audit-related fees	53,000	25,000
Tax fees	63,011	4,500
All other fees	—	—

Total fees	$732,011	$585,416

Audit Fees

Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls and reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were professional services for federal, state and local tax compliance, tax advice and tax planning.

Policy for Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Administration and Oversight

The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include review of our management compensation programs and approval of the compensation of our executive officers. The Committee is responsible for determining the compensation of the chief executive officer (the “CEO”) without management present. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Committee, but the Committee decides the compensation to be paid to such executive officers. The Committee then submits a report of its determination of the compensation of the CEO and the other executive officers to the board of directors for its input.

Executive Compensation Objectives and Policies

The Committee believes that in order to maximize stockholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in our ownership, although no specific target level of equity holdings has been established for management by the Committee.

We attempt to achieve our objectives through compensation plans that tie a substantial portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. The Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. The Committee, however, does look at the compensation paid executives of other public companies in the same industry based on publicly available information as a means of generally determining whether the compensation is in line with the marketplace. In 2005, the Committee engaged the services of Towers Perrin to provide it with a recommendation with respect to long-term incentive compensation, and the Committee generally has adhered to such recommendation in making its awards of stock options and restricted stock in 2005 and 2006.

Equity grants to executive officers are usually determined after year-end results have been released to the public. In the case of stock options, such grants have an exercise price equal to the closing market price of the Company’s Class A Common Stock on the date of grant.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.

We have no policy with regard to the adjustment or recovery of awards or payments if the relevant Company’s performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation Components

The key components of our executive compensation program consist of a base salary, a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options and restricted stock are awarded). In addition, the Company also has an Employee Stock Purchase Plan (“ESPP”), 401(k) Plan and a Deferred Compensation Plan. Our executives can invest in our Class A Common Stock through the ESPP and the 401(k) Plan, and through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or transfer of control (but excluding a sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC).

Base Salary

We entered into an employment agreement dated as of April 1, 2002 with our CEO. Effective January 1, 2003, the base salary was $500,000 per year. Beginning January 1, 2004, the CEO was entitled to a cost of living increase in his salary based on the percentage increase in the Consumer Price Index (or other comparable standard) during the previous calendar year. See “CEO Compensation” below.

The CEO provides input and makes recommendations to the Committee as to the salaries of the other executive officers. The Committee reviews the input and recommendations, looks at publicly available information relating to the compensation paid executive officers of public companies in the same industry, considers the Company’s operating profitability, growth and revenues and profits and overall financial condition and makes a subjective evaluation of each individual officer’s contribution to these results. Based on the foregoing, the Committee then makes a final determination of each executive officer’s base salary. The Committee then submits a report of its determination to the board of directors for its input.

Bonuses

The Company and the CEO entered into a Chief Executive Officer Annual Incentive Plan (the “CEO Plan”) effective as of January 1, 2000, which was approved by stockholders at the 2000 Annual Meeting of Stockholders and re-approved by stockholders at the 2005 Annual Meeting of Stockholders. The CEO’s employment agreement provides that the CEO shall be paid a bonus as determined pursuant to the terms of the CEO Plan or as otherwise determined by the board. The CEO Plan is performance driven. Under the CEO Plan, within ninety (90) days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The total bonus award, or a portion thereof, may be earned based on the Company achieving certain net revenue, market revenue performance, operating margin, and free cash flow performance targets. Each year, the Compensation Committee sets a minimum goal, target goal and maximum goal for each of these four performance targets, including the relative weight given to each target, and determines the maximum bonus amount which may be earned for each goal for each of the performance targets. The bonus opportunity cannot exceed 500% of his base salary for such year. If the performance criteria are not met, the Committee may award a portion of the potential bonus amount in its discretion. In any event, under the CEO’s employment agreement, the CEO’s aggregate compensation in any year (salary and bonus, but excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless the CEO’s or the Company’s performance shall have declined substantially. See “CEO Compensation” below.

The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. The Committee reviews the input and recommendations, looks at publicly available information relating to the compensation paid executive officers of public companies in the same industry, considers the Company’s operating profitability, growth and revenues and profits and overall financial condition and makes a subjective evaluation of each individual officer’s contribution to these results. Based on the foregoing, the Committee then makes a final determination of each executive officer’s bonus. The Committee then submits a report of its determination to the board of directors for its input.

Long Term Incentives

In 2005, we engaged Towers Perrin to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Perrin did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate and retain our executive officers. Based on Towers Perrin’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to stockholder approval. Stockholders approved this Plan at the 2005 Annual Meeting of stockholders.

Pursuant to the 2005 Incentive Compensation Plan, the Committee in 2005 and in 2006 determined a formula for awarding stock options and restricted stock. Generally, the formula is as follows: base salary times a target percentage times a percentage allocated to each of four different performance goals equals dollars available for options and restricted stock. The target percentage is based on a subjective determination by the Committee of the Company’s overall performance during the year. Sixty percent (60%) of the dollars available are allocated to stock options in an amount based on the Black-Scholes option pricing model and reduced by a vesting factor and 40% of the dollar amount is allocated to restricted stock based on the closing price of Saga Class A Common Stock on the NYSE reduced by a vesting factor. The performance goals and the relative weight given to each for any particular year are approved by the Committee.

The Committee grants the stock-based incentive awards on an annual basis to the executive officers. The stock-based nature of the incentives aligns the interest of the executive officers with those of stockholders. The awards are also designed to attract and retain the executive officers, and to motivate them to achieve the corporate objectives. Stock options are granted with exercise prices equal to the closing price on the NYSE of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years. The restricted stock is also granted with pro-rata vesting at the end of each of the following five years. The CEO’s awards of stock options and restricted stock relate to Class B Common Stock. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

401(k) Plan

Our 401(k) Plan covers substantially all of our employees, including our executive officers. Under the Plan, our executive officers determine at the beginning of each year a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also make discretionary matching contributions to their accounts, up to a maximum of $1,000. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The matching portion of the Company’s contribution is invested in our Class A Common Stock, but such investment can be transferred by a participant to another investment option. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interest with stockholders.

Employee Stock Purchase Plan

In 1999 our stockholders approved the Employee Stock Purchase Plan (“ESPP”) under which a total of 1,562,590 shares of our Class A Common Stock is eligible for sale to our employees, including our executive officers. Each quarter, an eligible employee may elect to withhold up to 10% percent of his or her compensation, up to a maximum of $5,000, to purchase shares of our stock at a price equal to 85% of the fair market value of the stock on the NYSE as of the last day of such quarter. The ESPP is designed to motivate our executive officers to acquire our Class A Common Stock and thereby align their interests with our stockholders.

Deferred Compensation Plans

In 1999 and in 2005 we maintained non-qualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although the Company is not obligated to reserve funds to pay deferred amounts or, if it does so, to invest the reserves in any particular manner. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The retirement benefit to be paid by the Company to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Internal Revenue Code of 1986. Any contributions made after 2004 are made pursuant to the 2005 plan. The Company has created grantor trusts to assist it in meeting its obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless the Company becomes insolvent, in which case the assets are available to the Company’s creditors.

Health Plans and Perquisites

The executive officers receive certain health benefits, as well as perquisites. Health benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of the Company’s private airplane and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers.

Severance Arrangements

Our CEO’s employment agreement provides that upon the sale or transfer of control of all or substantially all of our assets or stock or the consummation of a merger or consolidation in which we are not the surviving corporation, the CEO’s employment will be terminated and he will be paid an amount equal to five times the average of his total annual compensation (including base salary and bonuses but excluding stock options) for each of the three immediately preceding periods of twelve (12) consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2006.

Compensation Committee

Jonathan Firestone, Chairman
Donald Alt
Brian Brady
Clarke Brown

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation awarded to, earned by, or paid during 2006, to our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers other than the CEO and CFO whose total compensation for 2006 exceeded $100,000:

2006 Summary Compensation Table

						Non-
						Equity	All
				Stock	Option	Incentive	Other	Total
			Bonus(2)	Awards(4)	Awards(5)	Plan Comp	Compensation(6)	Compensation
Name and Principal Position	Year	Salary(1)	$	$	$	$	$	$

Edward K. Christian	2006	$549,003	$281,976 (3)	$60,435	$133,852	$112,500 (3)	$109,552	$1,247,318
President and CEO
Samuel D. Bush,	2006	$309,576	$37,500	$33,516	$74,219	—	$20,630	$475,441
Senior Vice President and Chief Financial Officer
Steven J. Goldstein,	2006	$377,788	$70,000	$40,910	$90,576	—	$27,185	$606,459
Executive Vice President and Group Program Director
Warren S. Lada,	2006	$309,576	$37,500	$33,516	$74,219	—	$19,225	$474,036
Senior Vice President of Operations
Marcia K. Lobaito,	2006	$150,794	$22,500	$16,267	$36,068	—	$20,058	$245,687
Senior Vice President, Corp Secretary and Director of Business Affairs

(1)	Includes amounts that were deferred pursuant to Section 401(k) of the Internal Revenue Code and amounts deferred under the Deferred Compensation Plan. Under the 401(k) Plan, all of the matching funds were used to purchase Class A Common Stock, in the following amounts: Mr. Christian

106 shares, Mr. Bush: 106 shares, Mr. Goldstein: 106 shares, Mr. Lada: 106 shares and Mrs. Lobaito: 106 shares.

(2)	Includes amounts deferred under the Company’s Deferred Compensation Plan.

(3)	In 2006, the performance goals fixed by the Committee in March 2006 provided for a maximum bonus of $800,000. In 2006, Mr. Christian received a bonus of $394,476. Of the bonus awarded Mr. Christian, $112,500 was awarded based on the Company achieving the net revenue goal for fiscal year 2006. The balance of the bonus, $281,976, was awarded pursuant to the terms of Mr. Christian’s employment agreement which provides that Mr. Christian’s aggregate compensation in any year (excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless his or the Company’s performance shall have declined substantially.

(4)	Represents the amounts recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R) and therefore includes amounts from awards granted in 2005 and 2006. The value of the awards was determined using the weighted average grant date fair value of the restricted stock ($14.25 and $9.00 for the 2005 and 2006 grants, respectively). Disclosure of the assumptions used for grants in 2005 and 2006 are included in footnote 7 to the Notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	Represents the amounts recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R) and therefore includes amounts from awards granted in 2005 and 2006. We calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model. Disclosure of the assumptions used for grants in 2005 and 2006 are included in footnote 7 to the Notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(6)	With respect to Mr. Christian, perquisites include personal use of Company provided auto, country club dues, medical expense reimbursement and personal use of a private airplane in the amount of $25,717. Perquisites are valued based on the aggregate incremental costs to the Company. For the personal use of the airplane aggregate incremental cost is based solely on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these capital costs for business purposes. This amount does not include the loss of a tax deduction to the Company on account of personal use of corporate aircraft under tax laws. In 2006 Mr. Goldstein received perquisites for personal use of Company provided auto and medical expense reimbursements. No other named executive officer received aggregate perquisites in excess of $10,000. In addition, the Company paid split dollar life insurance premiums for Messrs. Christian and Goldstein in the amount of $50,000 and $13,922, respectively.

2006 CEO and Executive Officer Compensation

In 2006, our most highly compensated executive officer was Edward K. Christian, President and CEO. Mr. Christian received a salary of $549,003 in 2006 and earned a bonus of $394,476 for the 2006 fiscal year. Mr. Christian’s salary and bonus are determined based on his employment agreement and the CEO Plan. See “Base Salary” and “Bonus” above.

In 2006, the performance goals fixed by the Committee in March 2006 provided for a maximum bonus of $800,000. In 2006, Mr. Christian received a bonus of $394,476. Of the bonus awarded Mr. Christian, $112,500 was awarded based on the Company achieving the net revenue goal for fiscal year 2006. The balance of the bonus, $281,976, was awarded pursuant to the terms of Mr. Christian’s employment agreement which provides that Mr. Christian’s aggregate compensation in any year (excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless his or the Company’s performance shall have declined substantially. Under Section 162(m) of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million that are not performance-based are disallowed for publicly-traded companies. In order to qualify some or all of the bonus portion of the CEO’s compensation package as performance-based compensation within the meaning of Section 162(m), the board adopted and stockholders approved the CEO Plan in May, 2005. However, any discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Code.

Pursuant to Mr. Christian’s employment agreement, his base salary for fiscal 2007 is $567,117. In March 2007, the Committee approved performance goals and established the potential bonus amounts for 2007 under the CEO Plan, which if achieved, will allow the CEO to receive a bonus of up to $800,000. The actual amount of the CEO’s bonus to be paid will be determined in 2008 after the Company’s 2007 results are finalized.

The other named executive officers received only a minimal increase in their base salaries from those paid in 2005, as a cost of living increase. Similarly, the bonuses paid the other named executive officers were either maintained at the same levels or reduced from those paid in 2005.

Grants of Plan-Based Awards

We currently award stock options and restricted stock under our 2005 Incentive Compensation Plan, which was approved by stockholders at the 2005 Annual Meeting of Stockholders. The Compensation Committee awards the options and the restricted stock, generally after year-end results have been released to the public. The awards are intended to align the interest of the executive officers with those of the stockholders. The awards are also designed to attract and retain the executive officers, and to motivate them to achieve the corporate objectives. Stock options are granted with exercise prices equal to the closing price on the New York Stock Exchange of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years. The restricted stock is also granted with pro-rata vesting at the end of each of the following five years. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

Pursuant to the 2005 Incentive Compensation Plan, the Committee in 2005 and in 2006 determined a formula for awarding stock options and restricted stock. Generally, the formula is as follows: base salary times a target percentage times a percentage allocated to each of four different performance goals equals dollars available for options and restricted stock. The target percentage is based on a subjective determination by the Committee of the Company’s overall performance during the year. Sixty percent (60%) of the dollars available are allocated to stock options in an amount based on the Black-Scholes option pricing model and reduced by a vesting factor and 40% of the dollar amount is allocated to restricted stock based on the closing price of Saga Class A Common Stock on the NYSE reduced by a vesting factor. The performance goals and the relative weight given to each for any particular year are approved by the Committee. The goals in 2005, on which the 2006 grants were based, consisted of providing service for the full year, satisfying 85% of the cash flow budget, satisfying 100% of the cash flow budget and appreciation of the stock price during the year of 10% or higher.

An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. Such ordinary income is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be short-term if the optionee’s holding period is less than twelve months. A capital gain or loss will be long-term if the optionee’s holding period is more than twelve months. We recognize expense for the grant-date fair value of the stock options over the vesting period of the options. We will receive a tax deduction when the tax benefit realized exceeds the compensation amount expensed for financial reporting purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

The value of restricted stock that is transferred to an employee by an employer as compensation for services that the employee performed is includible in the employee’s gross income either in the first tax year in which the employee is not subject to a substantial risk of forfeiture, or when the employee can transfer the stock free of the substantial forfeiture risk, whichever occurs earlier. Under Section 83(b) of the Internal Revenue Code of 1986, a recipient of a restricted stock award may elect, within 30 days of grant, to include in his gross income the fair market value (“FMV”) of the shares on the date of grant, with the amount of the income based on the then FMV of the shares, instead of waiting until the restrictions lapse for the attribution of income. The stock’s FMV to be reported as income is not reduced to reflect the restrictions on the stock, unless there is a permanent limitation on the transfer of the stock that would require the employee to resell the stock to the employer at a price determined under a formula. If compensation is paid to an employee in the form of restricted stock, the employer receives a tax deduction equal to the amount included as compensation in the gross income of the employee, but only to the extent the amount is considered to be an ordinary and necessary expense of the employer.

The following tables set forth information concerning award grants to the named executive officers of the Company during 2006. These awards consisted of our grant of stock options and award of restricted stock.

Grants of Plan-Based Awards Table

		All Other	All Other		Grant Date
		Stock Awards:	Option Awards:	Exercise or Base	Fair Value
		Number of Shares	Number of Securities	Price of Option	of Stock and
		of Stock or Units	Underlying Options	Awards ($/Sh)	Option Awards
Name	Grant Date(1)	(#)	(#)	(2)	(3)

Edward K. Christian	3/20/2006	21,231			$191,079
	3/20/2006		95,542	$9.00	$428,716
Samuel D. Bush	3/20/2006	11,741			$105,669
	3/20/2006		52,837	$9.00	$237,090
Steven J. Goldstein	3/20/2006	14,329			$128,961
	3/20/2006		64,478	$9.00	$289,326
Warren S. Lada	3/20/2006	11,741			$105,669
	3/20/2006		52,837	$9.00	$237,090
Marcia K. Lobaito	3/20/2006	5,719			$51,471
	3/20/2006		25,737	$9.00	$115,487

(1)	In December 2005, the Company bought back and cancelled options granted to the named executive officers under the Company’s 2003 Stock Option Plan (the “2003 Plan”). The March 20, 2006 option grant to the named executive officers (aggregating 291,431 options) was not in replacement of the 2003 option grant (aggregating 897,121 options). The 2003 options were intended to cover a five year period beginning in 2003 and ending in 2007. The 2003 options were bought back for the payment of $0.10 per share, a price determined after consulting an independent valuation firm. The decision to buy back and cancel the referenced stock options was made primarily to reduce share-based compensation expense that otherwise would be recorded in future periods following the Company’s adoption of

FAS 123(R). These options would have resulted in an additional compensation expense of approximately $1,771,000 (net of tax) that would have been recorded for 2006, 2007 and 2008 in the aggregate.

(2)	The per share exercise price of each option is equal to the market value of the Class A Common Stock on the date each option was granted.

(3)	The amount shown in this column represents full grant-date fair value. Value of stock options granted is based on “grant date present value” as calculated using a Black-Scholes option pricing model using weighted average assumptions at grant date. The value of the restricted stock awards was determined using the weighted average grant date fair value of the restricted stock of $9.00. Disclosure of the assumptions used for grants in 2006 are included in footnote 7 to the Notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2006 regarding unexercised options, stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities Underlying	Securities Underlying			Shares or Units	Shares or Units
	Unexercised Options	Unexercised Options	Option	Option	of Stock That	of Stock That
	(#)	(#)	Exercise Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Edward K. Christian
7/23/1998	312,132	—	$10.56	7/23/2008
6/06/2001	18,542	—	$14.24	6/06/2011
6/14/2005	8,286	33,145	$14.70	6/14/2015	7,366	$70,787
3/20/2006	—	95,542	$9.00	3/20/2016	21,231	$204,030
Samuel D. Bush
9/08/1997	7,812	—	$7.42	9/08/2007
7/23/1998	137,582	—	$10.56	7/23/2008
6/06/2001	17,345	—	$14.24	6/06/2011
6/14/2005	4,608	18,434	$14.70	6/14/2015	4,096	$39,363
3/20/2006	—	52,837	$9.00	3/20/2016	11,741	$112,831
Steven J. Goldstein
7/01/1997	9,765	—	$7.42	7/01/2007
7/23/1998	39,990	—	$10.56	7/23/2008
6/22/1999	50,457	—	$12.72	6/22/2009
6/01/2000	37,459	—	$16.80	6/01/2010
6/06/2001	33,702	—	$14.24	6/06/2011
5/30/2002	30,610	—	$20.80	5/30/2012
6/14/2005	5,624	22,494	$14.70	6/14/2015	4,999	$48,040
3/20/2006	—	64,478	$9.00	3/20/2016	14,329	$137,702

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities Underlying	Securities Underlying			Shares or Units	Shares or Units
	Unexercised Options	Unexercised Options	Option	Option	of Stock That	of Stock That
	(#)	(#)	Exercise Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Warren S. Lada
7/23/1998	145,922	—	$10.56	7/23/2008
6/06/2001	18,443	—	$14.24	6/06/2011
06/14/2005	4,608	18,434	$14.70	6/14/2015	4,096	$39,363
3/20/2006	—	52,837	$9.00	3/20/2016	11,741	$112,831
Marcia K. Lobaito
7/01/1997	976	—	$7.42	7/01/2007
7/23/1998	17,138	—	$10.56	7/23/2008
6/22/1999	21,695	—	$12.72	6/22/2009
6/01/2000	16,478	—	$16.80	6/01/2010
6/06/2001	18,180	—	$14.24	6/06/2011
5/30/2002	14,548	—	$20.80	5/30/2012
6/14/2005	2,234	8,935	$14.70	6/14/2015	1,986	$19,085
3/20/2006	—	25,737	$9.00	3/20/2016	5,719	$54,960

(1)	Option grants and restricted stock awards are fully vested at the end of the first five years following the date of the grant or award, 20% per year.

Option Exercises and Stock Vested

The following table sets forth the options exercised by the executive officers listed in 2006 and the restricted stock of the executive officers listed below which vested during the year ended December 31, 2006.

2006 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Edward K. Christian	4,882	$17,756	1,841	$16,827
Samuel D. Bush	—	—	1,024	$9,359
Steven J. Goldstein	—	—	1,250	$11,416
Warren S. Lada	2,440	$8,874	1,024	$9,359
Marcia K. Lobaito	1,220	$4,797	496	$4,533

(1)	The value realized on exercise is the difference between the closing price of the Class A Common Stock of the Company at the time of exercise and the option exercise price, times the number of shares acquired on exercise. Upon exercise, Mr. Christian receives Class B Common Stock.

(2)	The value realized on vesting is obtained by multiplying the number of shares of restricted stock which have vested during the year ended December 31, 2006 by the market value of the Class A Common Stock on the vesting date. Mr. Christian receives restricted shares of Class B Common Stock.

Nonqualified Deferred Compensation

In 1999 and in 2005 we established non-qualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are invested in investment options offered under the plans. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The Company has created model trusts to assist it in meeting its obligations under the plans. All investment assets under the plans are the property of the Company until distributed. The retirement benefit to be provided is based on the amount of compensation deferred and any earnings thereon. The 2005 plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Internal Revenue Code of 1986. Any contributions made after 2004 are made pursuant to the 2005 plan.

Under the plans, upon termination of the executive officer’s employment with the Company, he or she will be entitled to receive all amounts credited to his or her account, in one lump sum, in sixty (60) monthly installments or in one hundred twenty (120) monthly installments. In addition, upon a participant’s death, if the Company has purchased a life insurance policy on the life of a participant, the benefit payable shall equal the value of the participant’s account multiplied by one and one half (1.5), but the incremental increase to such account shall not exceed $150,000. Upon a change of control of the Company, each participant shall be distributed all amounts credited to his or her account in a lump sum. Mr. Christian does not participate in the plans.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings in Last	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Edward K. Christian	—	—	—	—	—
Samuel D. Bush	$6,192	—	$9,167	—	$87,922
Steven J. Goldstein	—	—	$234	—	$5,501
Warren S. Lada	$9,287	—	$14,956	—	$143,128
Marcia K. Lobaito	$15,079	—	$5,952	—	$82,793

Employment Agreement and Potential Payments Upon Termination or Change-in-Control

Mr. Christian has an employment agreement with us which expires in March 2009. The agreement provides for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The annual base salary under the agreement was $500,000 per year effective January 1, 2003, and subject to annual cost of living increases effective January 1 each year thereafter. Mr. Christian’s base salary was $549,003 for fiscal 2006, and is $567,117 for fiscal 2007. Mr. Christian is also eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, pension and other employment benefits as are maintained by the Company for other key employees performing services. During the term of the employment agreement, the Company must maintain all existing policies of insurance on Mr. Christian’s life, including the existing split-dollar policy, and will also maintain its existing medical reimbursement policy. Under the agreement, Mr. Christian is also furnished with an automobile and other fringe benefits as have been afforded him in the past or as are consistent with his position. The agreement provides that he is eligible for annual bonuses and stock options to be awarded at the discretion of the board of directors. The agreement provides that Mr. Christian’s aggregate compensation in any year may not be less than his average aggregate annual compensation for the prior three years unless his or our performance shall have declined substantially. The agreement may be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any 18 month period. In addition, we may terminate the agreement for cause.

The agreement provides that upon our sale or transfer of control, of all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the Company is not the surviving corporation (but excluding the sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC), Mr. Christian’s employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment. For the three years ended December 31, 2006, his average annual compensation, as defined by the employment agreement, was approximately $949,639, and the required payment would be approximately $7,975,000.

The agreement provides that Mr. Christian’s bonuses will be paid in accordance with the CEO Plan. However, the board, in its discretion, may also award bonuses to Mr. Christian that are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Code.

The agreement contains a covenant not to compete restricting Mr. Christian from competing with us in any of our markets during the term of the agreement and if he voluntarily terminates his employment with the Company or is terminated for cause, for a three year period thereafter.

Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.

Under the Company’s 1999 and 2005 Deferred Compensation Plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

COMPENSATION OF DIRECTORS

During 2006, each director who was not an employee received an annual retainer fee equivalent to $18,000 per year, plus $1,800 for each board or committee meeting attended in person and $500 for each telephonic meeting attended. In addition, the chairpersons of each committee received $1,000 per quarter. Under the 1997 Non-Employee Director Stock Option Plan, which expires on May 12, 2007, options were granted to the directors in lieu of these fees. On the last business day of January of each year, each eligible director is automatically granted an option to purchase that number of shares of our Class A Common Stock equal to the amount of compensation payable to the director, divided by the fair market value of the Class A Common Stock on the last trading day of the December immediately preceding the date of grant less $.01 per share. The options are immediately vested and exercisable at an exercise price of $.01 per share and may be exercised at the written election of the director, but in no event for more than a period of 10 years from the date of grant.

Effective January 1, 2007, each director who is not an employee shall receive for his or her services as a director an annual cash retainer of $40,000. Chairpersons of each committee who are not employees shall receive an additional annual cash retainer of $10,000. Directors will not receive any additional meeting fees. Although there is not currently any policy by the Company requiring directors to own Class A Common Stock, the board is actively considering the adoption of such a policy.

Directors may elect to have part of their annual retainer used to pay for life insurance premiums. Directors may also elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. In 2006, directors were also permitted to take into income the value of the health insurance benefit. For years 2007 and thereafter, directors will not be permitted to take such value into income; they either must pay out-of-pocket or out of their retainer for such benefits.

2006 Director Compensation Table

	Fees Earned or		All Other
	Paid in Cash	Option	Compensation	Total
Name	($)(1)	Awards ($)(1)	($)(1)(2)	($)

Donald J. Alt	—	$49,100	$7,364	$56,464
Brian Brady	—	$38,200		$38,200
Clarke R. Brown, Jr.	—	$43,600		$43,600
Jonathan L. Firestone	—	$28,600	$21,000	$49,600
Robert J. Maccini	—	$27,000		$27,000
Gary G. Stevens	—	$28,800	$7,364	$36,164

(1)	On December 29, 2006, the last day of trading in 2006, the closing price of the Class A Common Stock was $9.61. Disclosure of the assumptions used for grants for 2006 are included in footnote 7 to the Notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006

(2)	Insurance premiums paid by the Company during the year ended December 31, 2006 with respect to life insurance for the benefit of Mr. Firestone in the amount of $21,000. The director fees otherwise to be paid to Mr. Firestone are used to reimburse the Company for such premiums.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
WITH DIRECTORS AND MANAGEMENT

Policy

Pursuant to our corporate governance guidelines, the finance and audit committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the finance and audit committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.

Commissions Paid to Affiliates of Directors

In March 2004, in connection with our acquisition of the Minnesota News and Farm Networks for approximately $3,250,000, a company controlled by Gary Stevens, a member of our board of directors, received a brokerage commission of approximately $122,000 from the seller.

Other Transactions

On April 1, 2003, we acquired an FM radio station (WSNI-FM) in the Winchendon, Massachusetts market for approximately $290,000 plus an additional $500,000 if within five years of closing we obtain approval from the FCC for city of license change. The radio station was owned by a company in which Robert Maccini, a member of our board of directors, is an officer and director of, and has a 33% voting ownership interest, and 26% non-voting ownership interest. We began operating this station under the terms of a Time Brokerage Agreement on February 1, 2003. In January 2007, we agreed to pay such company $50,000 in cancellation of the obligation to pay the additional conditional payment of $500,000.

In March 2003, we entered into an agreement of understanding with Surtsey Productions, Inc. whereby we have guaranteed up to $1,250,000 of the debt incurred by Surtsey Productions, and its subsidiary Surtsey Media, LLC, in closing the acquisition of a construction permit for KFJX-TV station in Pittsburg, Kansas. Surtsey Productions is a multi-media company 100%-owned by Dana Raymant, the daughter of Mr. Christian, our President, Chief Executive Officer and Chairman. At December 31, 2006 there was $1,061,000 of debt outstanding under this agreement. In consideration for the guarantee, a subsidiary of Surtsey Productions has entered into various agreements with us relating to the station, including a Shared Services Agreement, Technical Services Agreement, Agreement for the Sale of Commercial Time, Option Agreement and Broker Agreement. We do not have any recourse provision in connection with our guarantee that would enable us to recover any amounts paid under the guarantee, other than as provided in our various agreements. We paid fees under the agreements during 2006 of approximately $4,100 per month ($4,100 per month during 2005 and $4,000 per month during 2004) plus accounting fees and reimbursement of expenses actually incurred in operating the station. The station, a new full power Fox affiliate, went on the air for the first time on October 18, 2003. Under the FCC’s ownership rules we are prohibited from owning or having an attributable or cognizable interest in this station.

Surtsey Productions owns the assets of television station KVCT in Victoria, Texas. We operate KVCT under a TBA with Surtsey Productions. Under the FCC’s ownership rules, we are prohibited from owning or having an attributable or cognizable interest in this station. Under the 16 year TBA, we pay Surtsey Productions fees of $3,000 per month plus, accounting fees and reimbursement of expenses actually incurred in operating the station.

Surtsey Productions leases office space in a building owned by us and paid us rent of approximately $18,000 during the year ended December 31, 2006, $21,000 during the year ended December 31, 2005 and $33,000 during the year ended December 31, 2004. The amount of office space leased by Surtsey Productions has been reduced in each of the last three years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2006, we believe that our officers and directors complied with all applicable reporting requirements for the year 2006, except that Mr. Firestone filed one late Form 4 reporting one transaction and Mr. Stevens filed one late Form 4 reporting one transaction.

OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS

Stockholder proposals that are intended to be presented, and stockholder recommendations of nominees for directors to be elected, at our 2008 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 21, 2007, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2008 Annual Meeting must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 12, 2008. All proposals should be directed to the Secretary, and should be sent certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. If the date for the 2008 Annual Meeting is significantly different than the first anniversary of the 2007 Annual Meeting, our bylaws and SEC rules provide for an adjustment to the notice periods described above. We expect the persons named as proxies for the 2008 Annual Meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of such proposal complying with the applicable requirements.

Under our bylaws, stockholders who intend to nominate candidates for election as a director at an annual meeting must submit a notice of such intent. The notice must be received not less than 90 days prior to the Annual Meeting (unless notice of the meeting is given less than 40 days prior to the meeting, in which case the stockholder’s notice must be received not later than 10 days following the date the notice of the meeting was mailed). The notice should contain the information required by our bylaws and be sent to Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, Attention: Secretary, via certified mail, return receipt requested in order to avoid confusion regarding dates of receipt.

EXPENSE OF SOLICITING PROXIES

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the board by telephone, telegram or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By order of the Board of Directors,

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan
April 20, 2007

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

	www. proxypush.com/sga			1-866-882-9047

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

1-866-882-9047
CALL TOLL-FREE TO VOTE

If you voted by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 14, 2007.

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote “FOR” the listed nominees in Proposal 1 and “FOR” Proposal 2.

1. Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	01 - Donald J. Alt, 02 - Brian W. Brady, 03 - Clarke R. Brown, 04 - Edward K. Christian, 05 - Jonathan Firestone, 06 - Robert J. Maccini and 07 - Gary Stevens
(Instructions: To withhold authority to vote for any individual nominee, mark the “*Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

SCAN LINE

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. if the signer is a corporation please sign full corporate name by duly authorized officer. giving full title as such. if the signer is a partnership, please sign full partnership name by duly authorized person.

Date	Stock Owner sign here	Co-Owner sign here

SAGA COMMUNICATIONS, INC.
Annual Meeting of the Stockholders
May 14, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 14, 2007 or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the listed nominees in Proposal 1 and FOR Proposal 2.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL LISTED NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.
     Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by signing, dating and returning your proxy card in the enclosed envelope.
(Continued and to be dated and signed on the reverse side)

SAGA COMMUNICATIONS, INC.
P.O. BOX 11064
NEW YORK, N.Y. 10203-0064